Exhibit 23.1

[LETTERHEAD OF HJ & ASSOCIATES, LLC]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
National Health Partners, Inc.
Horsham, PA

We consent to the incorporation by reference in the registration statements on Form S-8 of National Health Partners, Inc. and Subsidiaries, Registration Nos. 333-131379 and 333-131589, of our report dated March 16, 2009, with respect to the consolidated balance sheets of National Health Partners, Inc. and Subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2008 and 2007, which report appears in the Annual Report on Form 10-K of National Health Partners, Inc. for its fiscal year ended December 31, 2008.

/s/  HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
March 16, 2009